UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2023 (December 4, 2023)

PROMIS NEUROSCIENCES INC.

(Exact name of registrant as specified in its charter)

Ontario, Canada	001-41429	98-0647155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 200, 1920 Yonge Street, Toronto, Ontario	M4S 3E2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 847-6898

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, no par value per share	PMN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 4, 2023, Promis Neurosciences, Inc. (the  “Company”) entered into a Share Exchange Agreement (the “Exchange Agreement”) with the holders (the “Holders”) of the Company’s Series 1 convertible preferred shares (the “Series 1 Preferred Shares”), pursuant to which the Series 1 Preferred Shares were exchanged for a new class of Series 2 convertible preferred shares (the “Series 2 Preferred Shares”).  The Exchange was effected on a 60:1 basis to reflect a previously effected consolidation of the Company’s Common Shares as of June 28, 2022, which had not included the Series 1 Preferred Shares, such that an aggregate of 70,000,000 Series 1 Preferred Shares were exchanged for 1,166,667 Series 2 Preferred Shares.  Following the Exchange, there are no Series 1 Preferred Shares outstanding.  The foregoing description of the Exchange Agreement is only a summary and is qualified in its entirety by reference to the full text of the Exchange Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference in Item 1.01 and Item 3.02.

As previously reported on the Company’s Current Report on Form 8-K filed on August 22, 2023, on August 21, 2023, the Company entered into a letter agreement (the “Letter Agreement”) whereby the Company agreed that it (i) would not, for a period of nine months following August 21, 2023, sell equity securities or securities convertible into equity securities or otherwise take any action which will result in the occurrence of the Mandatory Conversion Event (as defined in the Company’s Articles of Continuance) with respect to the Series 1 Preferred Shares, unless the Company receives proceeds from the sale of equity securities or securities convertible into equity securities in an amount exceeding $14.0 million in a single closing (the “Financing Limitation”) and (ii) would promptly negotiate in good faith with Holders regarding an acceptable restructuring of the Company’s capital structure and organizational documents to amend any requirement that the Series 1 Preferred Shares be subject to any mandatory conversion of those shares into any other class or series of shares of capital stock of the Company so as to, in all events, preserve the economic benefit of the liquidation preference applicable to the Series 1 Preferred Shares for the holders thereof (the “Amendment”).  The certificate of amendment described below satisfies the requirement for an Amendment and accordingly, the Financing Limitation has terminated as of December 4, 2023.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

Effective as of December 4, 2023, the Company filed articles of amendment (the “Articles of Amendment”) to amend its articles to create the new class of Series 2 Preferred Shares.  Pursuant to the Exchange Agreement, each Holder shall receive one Series 2 Preferred Share for each sixty Series 1 Preferred Shares held by such Holder, rounded up to the nearest whole share.

The Series 2 Preferred Shares are convertible, at the option of the holder thereof, at any time and from time to time, into an aggregate of 1,166,667 fully paid non-assessable Common Shares. All outstanding Series 2 Preferred Shares automatically convert into Common Shares at the effective conversion rate upon the closing of a sale of equity securities or securities convertible into equity securities in one singular financing, including a financing with multiple tranches in which any subsequent tranches are closed within 18 months of the initial closing, which financing results in at least $14 million of gross proceeds to the Company (the “Mandatory Conversion Event”).  Other than the threshold for the Mandatory Conversion Event, the rights, privileges, restrictions and conditions of the Series 2 Preferred Shares are substantially similar to the Series 1 Preferred Shares.

The foregoing description of the Articles of Amendment and the rights, privileges, restrictions and conditions of the Series 2 Preferred Shares is only a summary and is qualified in its entirety by reference to the full text of the Articles of Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference in Item 3.03 and 5.03.

Item 5.03 Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment
10.1	Share Exchange Agreement between the Company and holders of Series 1 Preferred Shares dated December 4, 2023
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROMIS NEUROSCIENCES INC.

Date: December 8, 2023	By:	/s/ Gail Farfel
Name: Gail Farfel
Title: Chief Executive Officer